NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS THIRD QUARTER RESULTS;
TIGHTENS FULL YEAR EARNINGS PER SHARE OUTLOOK

Louisville, KY, March 7, 2017 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its third quarter and the first nine months of fiscal 2017 ended January 31, 2017. For the third quarter, the company’s reported net sales1 were essentially flat at $808 million (+4% on an underlying basis2) compared to the prior-year period. Reported operating income decreased 2% in the quarter to $273 million (+3% on an underlying basis). Diluted earnings per share of $0.47 increased 1%.

For the first nine months of the fiscal year, reported net sales decreased 3% to $2,299 million (+3% on an underlying basis). Reported net sales growth was adversely impacted by three percentage points due to the divestiture of Southern Comfort and Tuaca in the prior fiscal year, and two percentage points due to foreign exchange. Reported operating income declined 4% to $778 million (+5% on an underlying basis), and diluted earnings per share increased 1% to $1.34.

Paul Varga, the company's Chief Executive Officer said, "Against a continued challenging global backdrop for consumer staples, our third quarter underlying sales growth accelerated nicely relative to our first half.  We expect our fourth quarter underlying sales to have a similar favorable comparison to the first half, though we now anticipate full year underlying results at the lower end of our original forecast." Varga continued, "We are pleased with the sequential organic sales improvement we've been witnessing and note that the drag on reported results due to 2016’s portfolio reshaping has begun to abate."

Year-to-date Fiscal 2017 Highlights

•	Underlying net sales increased 3%, driven by a sequential improvement in the third quarter’s growth:

◦	Developed markets grew year-to-date underlying net sales by 4% (-2% reported) and emerging markets grew underlying net sales by 1% (-8% reported)

▪	Emerging markets continued to improve in the third quarter, growing underlying net sales 5% (-1% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 3% (+1% reported), with Tennessee Honey up 3% (+1% reported) and Tennessee Fire up double-digits

◦	The company’s super- and ultra-premium North American whiskey brands[3] experienced strong underlying net sales growth, including 20% growth from Woodford Reserve (+15% reported)

◦	Herradura grew underlying net sales 18% (+11% reported), el Jimador grew underlying net sales 7% (flat reported) and New Mix RTDs grew underlying net sales 16% (flat reported)

•	Underlying operating income grew 5%, helped by a 2% decline in underlying SG&A (-4% reported)

•	The company returned $764 million to shareholders through $561 million of stock repurchases and $203 million of dividends.

Year-to-date Fiscal 2017 Performance By Market
Year-to-date underlying net sales grew 4% (-1% reported) in the United States. Sales growth was driven by continued gains for the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey and Gentleman Jack. Jack Daniel’s Tennessee Whiskey’s 4% underlying net sales growth (+4% reported) was driven by volume gains plus modest price increases. The company’s bourbon brands delivered continued growth, including double-digit underlying net sales growth from Woodford Reserve and Old Forester. Herradura and el Jimador tequila grew underlying net sales double digits in the United States as they continue to benefit from sustained investments the company has been making behind these brands since acquiring them a decade ago. Sonoma-Cutrer grew underlying net sales high single-digits and Korbel was up low single-digits.

The company’s developed markets outside of the United States grew year-to-date underlying net sales by 3% (-3% reported). As expected, underlying net sales growth in Europe accelerated from -1% during the second quarter to 6% in the third quarter, as timing of promotional activity and customer purchases in the United Kingdom and Germany reversed. Australia’s year-to-date underlying net sales were flat year over year due to a weak economy and high excise tax environment. Japan’s results, while still growing nicely, decelerated in the quarter following buy-ins related to the large price increases the company implemented this past fall.

The company’s underlying net sales in the emerging markets continued to improve in the third quarter to 5% growth (-1% reported), pulling up year-to-date underlying net sales growth to 1% (-8% reported). Mexico and Poland continued to deliver strong underlying net sales growth, with results in both countries driven by growth of Jack Daniel’s Tennessee Whiskey. Mexico also benefited from solid growth for New Mix RTDs, Herradura and Jack Daniel’s RTDs. Underlying and reported net sales in Russia and Turkey remain down over the last nine months due to the sluggish start to the year, but Russia returned to underlying growth in the third quarter and Turkey’s third quarter underlying results appear to have stabilized. Underlying net sales in China, Brazil, and Thailand declined double digits, while Ukraine enjoyed solid double-digit gains. The company believes that weaker economic conditions combined with an appreciated US dollar have negatively impacted consumer’s purchasing power in many of the emerging markets.

Global Travel Retail’s results have enjoyed a solid rebound from last year’s depressed levels, with net sales up 7% on an underlying basis (+1% reported). Results benefited from distribution gains for Woodford Reserve and activation of the Jack Daniel’s Family of Brands around the 150th anniversary of the brand. The company believes that Global Travel Retail has experienced more normal trading patterns this year compared to the prior year.

The company’s non-branded business, primarily comprised of selling used barrels, experienced a 22% year-to-date decline in net sales, excluding the impact from acquisition and divestiture activity (+16% reported). The reduction in net sales was due largely to declines in used barrel sales reflecting lower prices and volumes as a result of weaker demand from blended Scotch industry buyers and pricing pressures due to the increased supply of used barrels in the market.

Year-to-date Fiscal 2017 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 3% (+1% reported), with stronger growth in the United States than outside the United States. Jack Daniel’s Tennessee Honey’s underlying net sales grew 3% (+1% reported), with continued growth in most markets. Jack Daniel’s Tennessee Fire’s underlying net sales grew double digits, as the brand’s continued rollout outside of the United States and strong growth in the on-premise in the United States more than offset the off-premise declines associated with last year’s national launch in the United States. Jack Daniel’s RTD/RTP business and Gentleman Jack grew underlying net sales mid single-digits, with both brands powered by continued growth outside of the United States.

Brown-Forman’s portfolio of super- and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, and Gentleman Jack, continue to deliver strong rates of aggregate growth. The company has also increased pricing on some of its bourbon brands, including Old Forester and Woodford Reserve, to reinforce their premium positioning in the market. Woodford Reserve grew underlying net sales 20% (+15% reported), and Old Forester grew at an even faster rate.

While Finlandia vodka experienced a 1% year-to-date decline in underlying net sales (-10% reported), the brand grew both underlying and reported net sales in the third quarter, helped by its return to growth in Russia. Finlandia’s year-to-date underlying net sales in Poland were down given the challenging economic backdrop and an extremely competitive marketplace for premium vodka.

el Jimador grew underlying net sales by 7% (0% reported), fueled by gains in the United States. El Jimador’s underlying net sales in Mexico were down due to modest volume declines as the company continues to reposition the brand through multi-year price increases. New Mix’s underlying net sales increased 16% (0% reported), with sustained growth in takeaway trends. Herradura grew underlying net sales by 18% (+11% reported), driven by double-digit gains in both the United States and Mexico.

Other P&L Items
Year-to-date company-wide price/mix improvements contributed approximately one percentage point of underlying net sales growth, with volume growth accounting for the other two points. Year-to-date underlying gross profit grew 2% while reported gross profit declined 6%, primarily due to acquisition and divestiture activity and adverse foreign exchange.

Year-to-date underlying A&P spend increased 4% (-8% reported), with the third quarter’s 10% underlying increase (-4% reported) impacted by the timing of spend during the back half of the fiscal year. Underlying SG&A decreased 2% (-4% reported), driven by the company’s tight focus on discretionary spend and lower compensation related expenses. The company delivered underlying operating income growth of 5% (-4% reported) during the first nine months of the year.

Financial Stewardship
On January 24, 2017, Brown-Forman declared a regular quarterly cash dividend of $0.1825 per share on the Class A and Class B common stock, resulting in an annualized cash dividend of $0.73 per share. The cash dividend is payable on April 3, 2017 to stockholders of record on March 6, 2017. Brown-Forman has paid regular quarterly cash dividends for 71 consecutive years and has increased the dividend for 33 consecutive years.

During the first nine months of fiscal 2017, the company repurchased a total of 11.8 million Class A and Class B shares for $561 million, at an average price of $47 per share. As of January 31, 2017, the remaining share repurchase authorization under the existing program totaled $330 million.

As of January 31, 2017, total debt was $2,226 million, up from $1,501 million as of April 30, 2016. The increase is primarily related to the issuance of two bonds in June of 2016, including €300M 1.2% 10-year notes and £300M 2.6% 12-year notes.

Fiscal Year 2017 Outlook
The company believes that fiscal 2017 is on track to be another year of continued growth in underlying net sales and operating income, despite the significant uncertainty that currently exists around the global economic and geopolitical environment, not to mention foreign exchange volatility. Assuming no further deterioration in the global economy, the company anticipates:
1.Underlying net sales growth of 3% to 4%
2.Underlying operating income growth of 5% to 7%

3.	Reported diluted earnings per share of $1.71 to $1.76 in fiscal 2017, including foreign exchange headwinds of approximately $0.06 given current spot rates.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be available on the website.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach and GlenDronach. Brown-Forman’s brands are supported by over 4,600 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted. Beginning in the first quarter of fiscal 2017, we changed our presentation of excise taxes from the gross method (included in sales and costs) to the net method (excluded from sales). As a result, the amounts presented as “net sales” in our financial statements now exclude excise taxes. We believe the change in presentation to the net method is preferable because it is more representative of the internal financial information reviewed by management in assessing our performance and more consistent with the presentation used by our major competitors in their external financial statements.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three- and nine-month periods ended January 31, 2017, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A and B in this press release.
3 Super/Ultra-premium North American whiskey brands include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$1,083	$1,059	(2%)
Excise taxes	274	251	(9%)
Net sales	809	808	0%
Cost of sales	254	272	7%
Gross profit	555	536	(3%)
Advertising expenses	107	102	(4%)
Selling, general, and administrative expenses	167	162	(3%)
Other expense (income), net	3	(1)
Operating income	278	273	(2%)
Interest expense, net	12	15
Income before income taxes	266	258	(3%)
Income taxes	76	76
Net income	$190	$182	(4%)

Earnings per share:
Basic	$0.47	$0.47	1%
Diluted	$0.47	$0.47	1%

Gross margin	68.7%	66.4%
Operating margin	34.4%	33.8%

Effective tax rate	28.8%	29.4%

Cash dividends paid per common share	$0.1700	$0.1825

Shares (in thousands) used in the
calculation of earnings per share
Basic	402,365	384,520
Diluted	404,781	387,166

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$3,078	$2,969	(4%)
Excise taxes	718	670	(7%)
Net sales	2,360	2,299	(3%)
Cost of sales	729	758	4%
Gross profit	1,631	1,541	(6%)
Advertising expenses	317	291	(8%)
Selling, general, and administrative expenses	507	488	(4%)
Other expense (income), net	—	(16)
Operating income	807	778	(4%)
Interest expense, net	33	42
Income before income taxes	774	736	(5%)
Income taxes	229	212
Net income	$545	$524	(4%)

Earnings per share:
Basic	$1.33	$1.35	1%
Diluted	$1.33	$1.34	1%

Gross margin	69.1%	67.0%
Operating margin	34.2%	33.8%

Effective tax rate	29.5%	28.7%

Cash dividends paid per common share	$0.485	$0.523

Shares (in thousands) used in the
calculation of earnings per share
Basic	408,483	388,884
Diluted	411,151	391,696

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2016	January 31, 2017
Assets:
Cash and cash equivalents	$263	$197
Accounts receivable, net	559	611
Inventories	1,054	1,238
Other current assets	357	331
Total current assets	2,233	2,377

Property, plant, and equipment, net	629	669
Goodwill	590	746
Other intangible assets	595	636
Other assets	136	172
Total assets	$4,183	$4,600

Liabilities:
Accounts payable and accrued expenses	$501	$478
Dividends payable	—	70
Accrued income taxes	19	25
Short-term borrowings	271	308
Current portion of long-term debt	—	249
Total current liabilities	791	1,130

Long-term debt	1,230	1,669
Deferred income taxes	101	150
Accrued postretirement benefits	353	336
Other liabilities	146	131
Total liabilities	2,621	3,416

Stockholders’ equity	1,562	1,184

Total liabilities and stockholders’ equity	$4,183	$4,600

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2016 and 2017
(Dollars in millions)

	2016	2017

Cash provided by operating activities	$448	$445

Cash flows from investing activities:
Acquisition of business	—	(307)
Additions to property, plant, and equipment	(88)	(71)
Other	(2)	(2)
Cash used for investing activities	(90)	(380)

Cash flows from financing activities:
Net increase in short-term borrowings	319	(24)
Repayment of long-term debt	(250)	—
Proceeds from long-term debt	490	717
Debt issuance costs	(5)	(5)
Acquisition of treasury stock	(762)	(561)
Dividends paid	(199)	(203)
Other	7	(35)
Cash used for financing activities	(400)	(111)

Effect of exchange rate changes on cash and cash equivalents	(11)	(20)

Net decrease in cash and cash equivalents	(53)	(66)

Cash and cash equivalents, beginning of period	370	263

Cash and cash equivalents, end of period	$317	$197

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2017	January 31, 2017	April 30, 2016

Reported change in net sales	—%	(3)%	(1)%
Acquisitions & divestitures	4%	3%	1%
Impact of foreign currencies	1%	2%	5%
Estimated net change in distributor inventories	(1)%	—%	—%

Underlying change in net sales	4%	3%	5%

Reported change in gross profit	(3)%	(6)%	(2)%
Acquisitions & divestitures	5%	5%	1%
Impact of foreign currencies	3%	3%	6%
Estimated net change in distributor inventories	(2)%	—%	—%

Underlying change in gross profit	3%	2%	5%

Reported change in advertising	(4)%	(8)%	(4)%
Acquisitions & divestitures	11%	10%	2%
Impact of foreign currencies	3%	2%	5%

Underlying change in advertising	10%	4%	2%

Reported change in SG&A	(3)%	(4)%	(1)%
Acquisitions & divestitures	—%	—%	—%
Impact of foreign currencies	1%	1%	4%

Underlying change in SG&A	(2)%	(2)%	2%

Reported change in operating income	(2)%	(4)%	49%
Acquisitions & divestitures	6%	6%	(46)%
Impact of foreign currencies	2%	3%	4%
Estimated net change in distributor inventories	(3)%	—%	1%

Underlying change in operating income	3%	5%	8%

Note: Totals may differ due to rounding
Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust, as applicable, for (a) foreign currency exchange and (b) estimated net changes in trade inventories, and (c) the impact of acquisition and divestiture activity. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

•
“Acquisitions and divestitures.” On January 14, 2016, we reached an agreement to sell our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. The transaction closed March 1, 2016, for $543 million in cash (subject to a post-closing inventory adjustment), which resulted in a gain of $485 million in the fourth quarter of fiscal 2016. On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach) for aggregate consideration of $407 million, consisting of a purchase price of $341 million and $66 million in assumed debt and transaction-related obligations that we have since paid. The acquisition, which brought three single malt Scotch whisky brands into our whiskey portfolio, included brand trademarks, inventories, three malt distilleries, a bottling plant, and BenRiach’s headquarters in Edinburgh, Scotland.This adjustment removes (a) transaction-related costs for the acquisition and divestiture and (b) operating activity for the acquisition and divestiture for the non-comparable period, which is fiscal 2016 activity for Southern Comfort and Tuaca and fiscal 2017 activity for Southern Comfort, Tuaca, and BenRiach. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2017

	% Change vs. FY2016
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Net Change in Est. Distributor Inventories	Underlying
Jack Daniel’s Family	4%	3%	1%	2%	—%	3%
Jack Daniel’s Tennessee Whiskey	1%	1%	—%	2%	—%	2%
Jack Daniel’s Tennessee Honey	5%	5%	1%	2%	—%	3%
Other Jack Daniel’s Whiskey Brands[4]	9%	9%	5%	1%	(2)%	4%
Jack Daniel’s RTD/RTP[5]	7%	7%	2%	4%	—%	5%
Finlandia	0%	1%	(10)%	2%	6%	(1)%
el Jimador[6]	2%	2%	—%	5%	2%	7%
New Mix RTD[7]	8%	8%	—%	16%	—%	16%
Herradura [8]	14%	14%	11%	8%	(1)%	18%
Woodford Reserve	19%	19%	15%	1%	4%	20%
Canadian Mist	(8)%	(8)%	(11)%	—%	—%	(12)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(2)%	(2)%	(2)%	1%	1%	2%
Total Portfolio[9]	4%	2%	(3)%	2%	—%	3%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.
9 Reported net sales for Brown-Forman Corporation were negatively impacted by 3% due to the acquisition of the BenRiach Distillery and the divestiture of Southern Comfort and Tuaca. These effects should be considered when calculating net sales. Please see the Notes to Schedule A in this press release for additional information on the impact of acquisitions and divestitures and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.